Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2009, with respect to the consolidated financial statements incorporated by reference in the Annual Report of TF Financial Corporation on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of TF Financial Corporation on Forms S-8 (File No. 333-87176, effective December 7, 1994, File No. 333-09235, effective July 31, 1996, File No. 333-27085, effective May 14, 1997, and File No. 333-125116, effective May 20, 2005).

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 30, 2009